EXHIBIT 10.1

Summary of Non-Employee Director Compensation Program

Effective March 1, 2013, the board of directors (the “Board”) of IZEA Worldwide, Inc. implemented a compensation program that entitles each serving non-employee director to receive the following compensation:

•An annual board retainer fee of $25,000, payable in restricted stock by January 31st each calendar year, vesting in equal monthly installments from January through December for each month of service.

•A cash retainer fee of $20,000 per year, payable in regular intervals and on a pro-rated basis for their months of service as a director or upon mutual agreement payable in restricted stock.

•Reimbursement of actual and necessary travel and related expenses in connection with attending in-person Board meetings.

•A $1,000 per meeting fee for all meetings of the Board attended by the director, subject to a $6,000 annual cap.

•A $1,000 per Audit Committee meeting fee attended by a member of the Audit Committee, subject to a $4,000 annual cap.